Exhibit 99.3

SECOND AMENDMENT TO LOAN AGREEMENT

AND REAFFIRMATION OF LOAN DOCUMENTS

THIS SECOND AMENDMENT TO LOAN AGREEMENT AND REAFFIRMATION OF LOAN DOCUMENTS (this "Second Amendment") is made and entered into as of September 29, 2008, by and among MAGUIRE PROPERTIES-3161 MICHELSON, LLC, a Delaware limited liability company ("3161"), MAGUIRE PROPERTIES-PARK PLACE PS2, LLC, a Delaware limited liability company ("PS2"), and MAGUIRE PROPERTIES-PARK PLACE PS5, LLC, a Delaware limited liability company ("PS5") (individually and collectively, jointly and severally, "Borrower"); EUROHYPO AG, NEW YORK BRANCH, as a Lender (in such capacity, "Eurohypo"), LANDESBANK BADEN-WURTTEMBERG, as a Lender, AIB DEBT MANAGEMENT LIMITED, as a Lender, BANK OF THE WEST, as a Lender, BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender, LANDESBANK BADEN-WURTTEMBERG, NEW YORK BRANCH, as a Lender, CAPMARK BANK, a Utah industrial bank, as a Lender ("Capmark Bank"), and MIDFIRST BANK, a federally chartered savings association, as a Lender; and EUROHYPO AG, NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").  Each of the parties identified above as a Lender, together with any other party who becomes a lender party to the Loan Agreement (as defined below) after the date hereof pursuant to Section 12.24(2) of the Loan Agreement, are sometimes referred to herein individually as a "Lender" and collectively as the "Lenders".

R E C I T A L S :

A.           Borrower, the Administrative Agent, Eurohypo and Capmark Bank entered into that certain Construction Loan Agreement, dated as of September 29, 2006 (the "Original Loan Agreement").  Subsequent thereto, pursuant to various Assignments and Acceptances, (i) Landesbank Sachsen Aktiengesellschaft, (ii) AIB Debt Management Limited, (iii) Bank of the West, (iv) Bayerische Landesbank, New York Branch, (v) Landesbank Baden-Wurttemberg, New York Branch, and (vi) MidFirst Bank acquired their respective interests as Lenders under the Original Loan Agreement.

B.           Borrower, the Administrative Agent and certain of the Lenders entered into that certain First Amendment to Loan Agreement and Reaffirmation of Loan Documents dated as of September 30, 2007 (the "First Amendment", and together with the Original Loan Agreement, collectively referred to herein as the “Loan Agreement”).  All capitalized terms used but not defined herein shall have the meanings set forth in Loan Agreement, as modified hereby.

C.           In connection with the First Amendment, Maguire Properties, L.P., a Maryland limited partnership (“Guarantor”) executed and delivered that certain Modification and Reaffirmation of Guarantor Documents dated as of September 30, 2007 (the “Guarantor Modification and Reaffirmation Agreement”) in favor of Administrative Agent (on behalf of the Lenders).

D.           Borrower desires to extend the Maturity Date to the end of the First Extension Period pursuant to the terms of the Loan Agreement, and the parties hereto desire to enter into this Second Amendment in order to set forth certain modifications to the Loan Agreement and to extend the Maturity Date, all upon the satisfaction of the conditions set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Administrative Agent and Lenders agree as follows:

1.           Conditions to the Second Modification Effectiveness Time.  The effectiveness of the modifications to the Loan Agreement and the other Loan Documents and the extension of the Maturity Date to September 28, 2009 (the “Extended Maturity Date”) provided for herein shall be subject to the satisfaction of the conditions set forth herein, in each case to the satisfaction of the Administrative Agent.  The time as of which such conditions have been satisfied is referred to herein as the “Second Modification Effectiveness Time.”  The conditions which must be satisfied prior to the Second Modification Effectiveness Time are as follows:

(a)           Deposit of Loan Modification Documents and Other Items.  Borrower and the other Borrower Parties identified below shall have executed and delivered to the Administrative Agent the following amendments to or supplements of the Loan Documents:

(i)           Agreement Supplementing Deed of Trust.  A Second Agreement Supplementing Deed of Trust, substantially in the form of Attachment A attached hereto, executed by Borrower and in form for recording; and

(ii)           Guarantor Documents.  A Second Modification and Reaffirmation Agreement with respect to the Guarantor Documents, substantially in the form of Attachment B attached hereto, executed by Guarantor (and consented to by PS2 and PS5 as provided therein), together with an amended Guarantor Collateral Letter of Credit (as such term is defined in the Guarantor Modification and Reaffirmation Agreement) in the stated amount of not less than $12,600,000, which amended Guarantor Collateral Letter of Credit shall have an expiration date that is not earlier than the date that is thirty (30) days beyond the end of the First Extension Period.

(b)           Principal Prepayment.  Borrower shall have paid to the Administrative Agent (on behalf of the Lenders), as a prepayment and reduction of the outstanding principal amount of the Loans, the sum of Thirty-Three Million Dollars ($33,000,000) (the “Principal Reduction Amount”), in accordance with Section 2.4(4) of the Loan Agreement.

(c)           Tenant Improvement Reserve Re-Balancing; Controlled Account Agreement.

(i)           Borrower shall have deposited with the Administrative Agent Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “TI Re-Balancing Amount”) for deposit into an account at the Depository Bank (the “TI Reserve Account”), which TI Re

Balancing Amount shall be used to pay for Tenant Improvement Work and Tenant Improvement Allowance costs at the Project and in accordance with the terms of the Loan Agreement.  After taking into account the deposit of the TI Re-Balancing Amount into the TI Reserve Account, the total amount of funds for Tenant Improvement Work and Tenant Improvement Allowance is $20,300,000.

(ii)           Borrower shall have delivered to the Administrative Agent an amendment to the Cash Management Agreement executed by Borrower and the Depository Bank with respect to the TI Reserve Account.

(d)           Hedge Agreement and Hedge Agreement Pledge.  In connection with the extension of the Maturity Date, Borrower shall have delivered to the Administrative Agent a replacement Hedge Agreement which complies with the provisions of Section 9.15 of the Loan Agreement, which shall have a expiration date of not earlier than the end of the First Extension Period, together with a fully executed Hedge Agreement Pledge, which shall be in form and substance satisfactory to Administrative Agent and otherwise comply with the terms of Section 9.15 of the Loan Agreement.

(e)           Completion of the Base Building Work; Liens; Government Approvals.  In connection with the extension of the Maturity Date, Borrower shall have provided evidence satisfactory to the Administrative Agent that (i) it has satisfied the Base Building Substantial Completion Conditions prior to the original Maturity Date; (ii) the completion of all Tenant Improvement Work is on schedule and within the amount allocated thereto on the Budget (as such Budget has been modified in accordance with this Second Amendment); (iii) no construction liens, materialman’s liens or mechanic’s liens exist on the Project, except for those which are being contested in compliance with Section 9.23 of the Loan Agreement; and (iv) it has obtained all Government Approvals for the Improvements to the extent applicable as of the Second Modification Effectiveness Time, and copies of the same (if applicable) have been delivered to the Administrative Agent.

(f)           Financial Statements; Covenant Compliance Certificate.  Borrower shall have delivered to the Administrative Agent current financial statements of the Borrower and Guarantor (dated not earlier than ninety (90) days prior to that certain Letter from Borrower to the Administrative Agent dated June 1, 2008 exercising Borrower’s election to extend the Maturity Date (the “First Extension Notice”) and all other reports required pursuant to Section 8.1(1) and 8.1(2) of the Loan Agreement shall have been timely delivered to the Administrative Agent.  Borrower shall have delivered, or shall have caused Guarantor to deliver a certificate executed by an Authorized Officer of Guarantor certifying that Guarantor is in compliance with the Financial Covenants, as modified by the Second Modification and Reaffirmation Agreement.

(g)           Title Insurance; Priority; Recordation.

(i)           Title Endorsements.  The Title Company shall have recorded the Second Agreement Supplementing Deed of Trust, and shall have issued such endorsements to the Title Policy to the effect that the validity and priority of the Mortgage insured thereunder have not been and will not be impaired by this Second Amendment or the transactions contemplated by it, and confirming the priority of the Mortgage, as supplemented by the Second

Agreement Supplementing Deed of Trust, over all matters other than Permitted Exceptions (including, without limitation, over all mechanics' and materialmen's liens) and such other endorsements to the Title Policy as may be deemed reasonably necessary by the Administrative Agent, in such form as may be reasonably acceptable to the Administrative Agent; and

(ii)           Costs and Expenses for Title Coverage.  Borrower shall have paid, or shall have made other arrangements acceptable to the Title Company to pay, to the Title Company all expenses and premiums of the Title Company in connection with the issuance of such endorsements and all recording and filing fees payable in connection with recording the Second Agreement Supplementing Deed of Trust.

(h)           Legal Opinions.  The Administrative Agent shall have received favorable written opinions, dated as of the Second Modification Effectiveness Time, of counsel to Borrower and the Guarantor with respect to this Second Amendment and the other documents to be delivered pursuant hereto, in such forms as may be deemed satisfactory by the Administrative Agent.

(i)           Organizational Documents; Resolutions and Authorizations.  The Administrative Agent shall have received the following documents with respect to Borrower and the other Borrower Parties identified below, in each case as constituted upon and after giving effect to the Second Modification Effectiveness Time:

(i)           Certificates of Incorporation, Certificates of Formation, Certificates of Limited Partnership, similar formation documents and all other Organizational Documents for Borrower and each of the other parties as to whom such documentation was delivered to the Administrative Agent in connection with the original closing of the Loans, certified by the Secretary of State of the state of formation of such Person as of a recent date, or, to the extent such documentation has not been modified since the original closing of the Loans, a certificate to such effect from Borrower;

(ii)           The applicable resolutions and authorizations of Borrower and each of the other parties as to whom resolutions and authorizations were delivered to the Administrative Agent in connection with the original closing of the Loans, authorizing the execution and delivery of this Second Amendment and the other documents to be delivered pursuant hereto, in each case certified by an Authorized Officer on behalf of such party as of the Second Modification Effectiveness Time as being accurate and complete, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, or, to the extent such documentation has not been modified since the original closing of the Loans, a certificate to such effect from Borrower;

(iii)           Certificates signed by an Authorized Officer on behalf of the applicable Person certifying the name, incumbency and signature of one or more individuals authorized to execute this Second Amendment and the other documents to be delivered pursuant hereto, on which the Administrative Agent and the Lenders may rely; and

(iv)           Good standing certificates with respect to Borrower and each of the other parties as to whom such certificates were delivered to the Administrative Agent in connection with the original closing of the Loans, dated as of a current date.

(j)           Representations and Warranties.  As of the Second Modification Effectiveness Time, all of the representations and warranties in the Loan Documents of Borrower, Guarantor and the other Borrower Parties (except, (i) to the extent resulting from the bankruptcy of New Century Financial Corporation and any elections made by it in the bankruptcy case, for the representations, and warranties of Borrower set forth in Section 6.1 of the Loan Agreement with respect to the lack of any default on the part of any tenant under any of the leases, (ii) for the representations and warranties of Borrower and each Borrower Party with respect to financial statements set forth in Section 7.3, such representations and warranties shall refer to the most recent financial statements of Borrower and each Borrower Party delivered to Administrative Agent dated as of June 30, 2008, and (iii) for the representations and warranties of Borrower with respect to Tenant Improvement Allowances set forth in Section 7.33, such representations and warranties shall refer to the summary of Tenant Improvement Allowances set forth on the most current schedule of Tenant Improvement Allowances delivered to Administrative Agent pursuant to such Section 7.33) shall be true and correct, after giving effect to the modifications intended to become effective as of the Second Modification Effectiveness Time.

(k)           No Events of Default.  As of the Second Modification Effectiveness Time, after giving effect to the modifications provided for in this Second Amendment, no Event of Default or event which, if uncured after the giving of notice, the passage of time, or both, would become an Event of Default, shall exist.

(l)           Hyundai Lease and Subordination Non-Disturbance and Attornment Agreement.  Borrower shall have delivered to the Administrative Agent a Lease Agreement fully executed by Hyundai Motor Finance Company, a California corporation (“Hyundai”), as tenant, and 3161, as landlord, together with a Subordination Non-Disturbance and Attornment Agreement executed by Hyundai and 3161, in each case, as approved by the Administrative Agent.

(m)           Revised Budget.  Borrower shall have delivered to Administrative Agent a revised Budget reflecting changes to the line-items for tenant improvement work and tenant improvement allowances at the Project, in form and substance satisfactory to the Administrative Agent.

(n)           Leasing Status Update.  Borrower shall have delivered to the Administrative Agent an update with respect to the status of the leasing of the Project, in such format as may be satisfactory to the Administrative Agent.

(o)           Appraisal.  Borrower shall have a delivered to the Administrative Agent an updated Appraisal, in form and substance satisfactory to the Administrative Agent in all respects.

(p)           Cash Sweep Funds.  The funds in the amount of $3,433,794.69 on deposit in the Sweep Account in accordance with Section 15.3 of the Loan Agreement shall remain on deposit in such account as cash collateral and shall not be applied to the reduction of the principal amount of the Loans.

(q)           Fees and Expenses.  Borrower shall have paid (a) all fees then due and payable to Eurohypo and the Administrative Agent pursuant to the Fee Letter, (b) any other fees then due to the Administrative Agent pursuant to the Loan Documents, and (c) any costs, fees and expenses due to the Administrative Agent pursuant to Section 12.5 of the Loan Agreement with respect to the modifications provided for in this Second Amendment and the other documents to be delivered pursuant hereto, it being understood that all costs, fees and expenses incurred by the Administrative Agent in connection with this Second Amendment and the other documents to be delivered pursuant hereto are costs, fees and expenses for which Borrower is obligated to reimburse the Administrative Agent pursuant to Section 12.5 of the Loan Agreement.

Notwithstanding anything to the contrary set forth herein, this Second Amendment shall be null and void and of no further force or effect unless the Second Modification Effectiveness Time shall occur on or prior to the close of business, California time, on the later of (a) the date the documents required under Section 1(a) are executed and delivered by Borrower to the Administrative Agent (the “Closing Date”) and (b) September 29, 2008.

2.           Acknowledgement of Extension of Maturity Date.  Administrative Agent hereby acknowledges receipt of the First Extension Notice and, upon the satisfaction of the conditions set forth herein, as of the Second Modification Effectiveness Time, the Maturity Date shall be deemed to be September 28, 2009.

3.           Loan Modifications.  Upon the Second Modification Effectiveness Time, the Loan Agreement and the other Loan Documents shall be modified as follows:

(a)           The definition of “Applicable Margin” set forth in Section 1.1(14) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means (a) with respect to Base Rate Loans, two and one-quarter percent (2.25%) per annum; and (b) for LIBOR-based Loans, three percent (3.00%) per annum.

(b)           Exhibit B of the Loan Agreement (the Budget) and the Budget attached thereto are hereby deleted and replaced in their entireties with the revised and amended Budget attached hereto as Attachment C.  All references in the Loan Documents to the “Budget” shall hereafter refer to Attachment C attached hereto.

(c)           The definition of “Loan Documents” set forth in Section 1.1(165) of the Loan Agreement is hereby modified by adding the following sentence at the end thereof:  “The

Second Modification Agreement and each of the modifications to the Loan Documents delivered pursuant thereto are each ‘Loan Documents.’”

(d)           The following additional defined terms are hereby added to the Loan Agreement:
“Principal Reduction Amount” has the meaning assigned to such term in the Second Modification Agreement.

“Second Guarantor Modification and Reaffirmation Agreement” means that certain Second Modification and Reaffirmation Agreement, dated as of September 29, 2008 executed and delivered by Guarantor to the Administrative Agent for the benefit of the Lenders.

“Second Modification Agreement” means that certain Second Amendment to Loan Agreement and Reaffirmation of Loan Documents, dated as of September 29, 2008, entered into among Borrower, the Administrative Agent and the Lenders.

“Second Modification Effectiveness Time” has the meaning assigned to such term in the Second Modification Agreement.

“TI Re-Balancing Amount” has the meaning assigned to such term in the Second Modification Agreement.

“TI Reserve Account” has the meaning assigned to such term in the Second Modification Agreement.

(e)           Section 2.5(2) is hereby modified by adding thereto the following sentence at the end of such Section:

Notwithstanding anything to the contrary contained in this Section 2.5(2), as an additional condition precedent to Borrower’s election to extend the Maturity Date for the Second Extension Period, the written consent thereto shall have been obtained from the Administrative Agent and all Lenders.

(f)           Section 2.5(3) is hereby modified by adding thereto the following sentence at the end of such Section:

Notwithstanding anything to the contrary contained in this Section 2.5(3), as an additional condition precedent to Borrower’s election to extend the Maturity Date for the Third Extension Period, the written consent thereto shall have been obtained from the Administrative Agent and all Lenders.

(g)           The provisions of Section 12.2 which permit the Majority Lenders to approve of changes to the material conditions for the extensions to the Loan term set forth in Section 2.5 shall not apply to the condition to the Borrower’s election to extend the Maturity Date for the Second Extension Period or the Third Extension Period which requires the written consent thereto from the Administrative Agent and all Lenders, as provided for in Sections 1(e) and 1(f) of the Second Modification Agreement.  Any changes to such condition shall require the consent of all Lenders.

(h)           A new Section 15.8 is hereby added to the Loan Agreement as follows:

Section 15.8       TI Reserve Account.  Borrower shall deposit or cause to be deposited the TI Re-Balancing Amount into the TI Reserve Account.  Funds from the TI Reserve Account shall be disbursed to Borrower upon request by Borrower in accordance with and pursuant to the provisions of Article 4 of this Agreement (including, without limitation, the provisions of Sections 4.9 and 4.10 of this Agreement) for making advances of the Loans in connection with Tenant Improvement Allowances and Tenant Improvement Work.  The Administrative Agent shall not be required to authorize any disbursement of any Loans for the payment of Tenant Improvement Allowances and Tenant Improvement Work pursuant to Sections 4.9 or 4.10 of this Agreement before the prior application of the TI Re-Balancing Amount to the payment of such costs so as to bring the Loans In Balance.  Administrative Agent shall have the right to designate the funds in the TI Reserve Account to the payment of Project Costs other than costs for Tenant Improvement Allowances and Tenant Improvement Work, in accordance with Administrative Agent’s right to reallocate Budget Line-Items pursuant to Section 4.5.

(i)           From and after the Second Modification Effectiveness Time, all references in the Loan Documents to the "Loan Agreement," the "Loan Documents" or to any Loan Document (whether by reference to a "Loan Document" or to the specific document name or defined term for a document included within the meaning of "Loan Document") shall be deemed to refer to the Loan Agreement, the Loan Documents and such Loan Document, as applicable, as amended, modified and supplemented hereby and by the documents executed in connection with this Second Amendment.

4.           Reaffirmation and Waiver.

(a)           Borrower hereby (i) reaffirms, ratifies, confirms, and acknowledges its obligations under the Notes, the Loan Agreement, and all the other Loan Documents, and agrees to continue to be bound thereby and perform thereunder, (ii) agrees and acknowledges that all such Loan Documents and all of Borrower's obligations thereunder are and remain in full force and effect and, except as expressly provided herein, have not been modified.

(b)           Concurrently herewith, Guarantor is executing and delivering to Administrative Agent the Second Guarantor Modification and Reaffirmation Agreement referred to in Section 1(a)(ii) above.  Such reaffirmation is a "Loan Document" and all references herein, in the Loan Agreement and in the Loan Documents to the "Loan Documents", to the "Guarantor Documents" or to any specific one of the Guarantor Documents shall be deemed to include such reaffirmation.

5.           Representations and Warranties.  Borrower hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof and as of the Second Modification Effectiveness Time as follows:

(a)           Borrower has full power and authority to enter into this Second Amendment and perform its obligations hereunder, and Borrower's execution and delivery of this Second Amendment has been duly authorized by all necessary partnership action.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by Borrower of this Second Amendment or any document or instrument to be delivered by Borrower pursuant hereto.  This Second Amendment and the documents and instruments to be delivered by Borrower pursuant hereto have been duly executed and delivered, and constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, or by equitable principles relating to enforceability.

(b)           As of the Second Modification Effectiveness Time, no Event of Default or event which, if uncured after the giving of notice, the passage of time, or both, would become an Event of Default, exists.

(c)           As of the date hereof and immediately after giving effect to this Second Amendment and the actions contemplated thereby, Borrower reaffirms all of its obligations under the Loan Documents, and Borrower acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Notes or any other Loan Document.  Without limiting the foregoing, as of the date hereof, Borrower hereby confirms that Loans in the aggregate amount of $215,005,943.00 are outstanding and that interest on the Loans has been paid through (but not including) August 31, 2008.

(d)           As of the date hereof and immediately after giving effect to this Second Amendment and the actions contemplated thereby, all representations and warranties made and given by Borrower in the Loan Documents are true, accurate and correct (except, to the extent resulting from the bankruptcy of New Century Financial Corporation and any elections made by it in the bankruptcy case, for the representations and warranties of Borrower set forth in Section 6.1 of the Loan Agreement with respect to the lack of any default on the part of any tenant under any of the leases).

6.           Miscellaneous.

(a)           Controlling Provisions.  In the event of any inconsistencies between the provisions of this Second Amendment and the provisions of any other Loan Document, the provisions of this Second Amendment shall govern and prevail.  Except as expressly modified by this Second Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.

(b)           Further Assurances.  At Administrative Agent's request, Borrower shall promptly execute any other document or instrument and/or seek any consent or agreement from any third party that Administrative Agent reasonably determines is necessary to evidence or further, or is otherwise relevant to, the intent of the parties, as set forth in this Second Amendment, provided, the same shall not result in a decrease of the rights of Borrower or result in an increase in Borrower's obligations under the Loan Documents.  At Administrative Agent's request, Borrower shall promptly cause any other Borrower Party or any of the holders of any equity interest in any other Borrower Party, as applicable, to execute any other document or instrument and/or diligently seek any consent or agreement from any third party that Agent reasonably determines is necessary to evidence or further, or is otherwise relevant to, the intent of the parties, as set forth in this Second Amendment, provided the same shall not result in a decrease of the rights of such Borrower Party or result in an increase in such Borrower Party's obligations under the Loan Documents.

(c)           Counterparts.  This Second Amendment may be executed by one or more of the parties to this Second Amendment in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

(d)           Entire Agreement.  This Second Amendment, together with the other Loan Documents and the Assignments and Acceptances referred to in the Recitals hereto, set forth the entire agreement and understanding among Borrower, the Administrative Agent and the Lenders, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.  This Second Amendment shall not prejudice any rights or remedies of Bank under the Loan Documents.  The Administrative Agent and each Lender reserve, without limitation, all rights which each has against any indemnitor, guarantor, or endorser of the Notes.  Nothing in this Second Amendment shall impair the lien of the Mortgage, which as hereby amended shall remain a deed of trust with a power of sale, creating a first lien encumbering the Project.

(e)           GOVERNING LAW.  PURSUANT TO SECTION 12.21 OF THE LOAN AGREEMENT, THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(f)           No Third Parties Benefited.  This Second Amendment is made and entered into for the sole protection and legal benefit of Borrower, Administrative Agent, the Lenders and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Second Amendment or any of the other Loan Documents.  Administrative Agent shall not have any obligation to any Person not a party to this Second Amendment or the other Loan Documents.

(g)           Exculpation Parties.  The provisions of Article 13 of the Loan Agreement are incorporated herein by this reference.

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IN WITNESS WHEREOF, Borrower, Administrative Agent, and the Lenders have caused this Second Amendment to be executed by their duly authorized representatives as of the day, month and year first above written.

BORROWER:

MAGUIRE PROPERTIES-3161 MICHELSON, LLC, a Delaware limited
liability company

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Title:	Vice President

MAGUIRE PROPERTIES-PARK PLACE PS2, LLC, a Delaware limited liability company

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Title:	Vice President

MAGUIRE PROPERTIES-PARK PLACE PS5, LLC, a Delaware limited liability company

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Title:	Vice President

LENDERS:

EUROHYPO AG, NEW YORK BRANCH, as a Lender
By:	/s/ David Sarner
	Name:	David Sarner
	Title:	Director

By:	/s/ John Hayes
	Name:	John Hayes
	Title:	Vice President

LANDESBANK BADEN-WURTTEMBERG, NEW YORK BRANCH, as a Lender
By:	/s/ Leonard J. Crann
	Name:	/s/ Leonard J. Crann
	Title:	Head of Real Estate Finance Department

By:	/s/ Amy Edwards
	Name:	Amy Edwards
	Title:	Assistant Vice President

AIB DEBT MANAGEMENT LIMITED, as a Lender
By:	/s/ Kevin Cutter
	Name:	Kevin Cutter
	Title:	Assistant Vice President Investment Advisor to AIB Debt Management, Limited

By:	/s/ Gabe Potyondy
	Name:	Gabe Potyondy
	Title:	Senior Vice President Investment Advisor to AIB Debt Management, Limited

BANK OF THE WEST, as a Lender
By:	/s/ Wendi Reed
	Name:	Wendi Reed
	Title:	Vice President

By:	/s/ Chuck Weerasooriya
	Name:	Chuck Weerasooriya
	Title:	Senior Vice President

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender
By:	/s/ Mark Lehman
	Name:	Mark Lehman
	Title:	Vice President

By:	/s/ Thorsten Macke
	Name:	Thorsten Macke
	Title:	Vice President

CAPMARK BANK, a Utah industrial bank, as a Lender
By:	/s/ Denise Koprowski
	Name:	Denise Koprowski
	Title:	Vice President

By:	/s/
Name:
Title:

MIDFIRST BANK, a federally chartered savings association, as a Lender
By:	/s/ Chris Reeves
	Name:	Chris Reeves
	Title:	Vice President
Title:

ADMINISTRATIVE AGENT:

EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
By:	/s/ David Sarner
	Name:	David Sarner
	Title:	Director

By:	/s/ John Hayes
	Name:	John Hayes
	Title:	Vice President

LANDESBANK BADEN-WURTTEMBERG, as a Lender
By:	/s/ Leonard J. Crann
	Name:	Leonard J. Crann
	Title:	Head of Real Estate Finance Department

By:	/s/
Name:
Title: